Exhibit 99.1
REGENCY ENERGY PARTNERS ANNOUNCES PRICING OF UPSIZED PUBLIC OFFERING OF COMMON UNITS
DALLAS, December 2, 2009 — Regency Energy Partners LP (Nasdaq: RGNC) today announced that it has priced an upsized public offering of 10,500,000 common units representing limited partner interests at $19.12 per common unit. In connection with the offering, Regency granted the underwriters a 30-day option to purchase up to an additional 1,575,000 common units. Regency intends to use the net proceeds from the offering to repay outstanding indebtedness under its revolving credit facility. The offering is scheduled to close on December 7, 2009.
UBS Investment Bank, BofA Merrill Lynch, J.P. Morgan, Morgan Stanley and Wells Fargo Securities are joint book-running managers for the offering.
The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. A copy of the prospectus supplement and accompanying prospectus meeting such requirements relating to the offering may be obtained from the following addresses:

UBS Investment Bank	BofA Merrill Lynch	J.P. Morgan
Attn: Prospectus Department	Attn: Preliminary Prospectus Department	via Broadridge Financial Solutions
299 Park Avenue	4 World Financial Center	1155 Long Island Ave
New York, NY 10171	New York, NY 10080	Edgewood, NY 11717
Toll free: (888) 827-7275	prospect.requests@ml.com	Toll free: (866) 803-9204

Morgan Stanley	Wells Fargo Securities
Attn: Prospectus Department	Attn: Equity Syndicate Department
180 Varick Street, 2nd floor	375 Park Avenue
New York, NY 10014	New York, NY 10152
Toll free: (866) 718-1649	Toll free: (800) 326-5897
prospectus@morganstanley.com	equity.syndicate@wachovia.com
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, marketing and transportation of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Statements about the proposed offering are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Regency Energy Partners LP, and a variety of risks that could cause results to differ materially from those expected by management of Regency Energy Partners LP.
CONTACT:
Investor Relations:
Shannon Ming
Vice President, Investor Relations & Corporate Finance Support
Regency Energy Partners
214-840-5477
IR@regencygas.com
Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com